Press Release

Exhibit 99.54

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY ANNOUNCES WORKFORCE REDUCTION

Tulsa, Oklahoma, October 30, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it has reduced its overall workforce by approximately 6% to adjust the Company’s cost structure for current economic conditions. The reduction affected senior management, 30% reduction, headquarters staff, 15% reduction and the Company’s field staff, 5%. The total workforce reduction involved approximately 400 employees.

“We are taking this difficult action not only in response to current industry conditions, but also as part of our long-term commitment to profitable operations in both good times and bad, and to an organizational structure that remains flexible and well positioned to take advantage of opportunities as they arise,” said Scott L. Thompson, President and Chief Executive Officer. “Today’s industry challenges have unfortunately required that we accelerate our efforts to realign our workforce and become more efficient.”

The moves announced today are expected to produce annual savings in the 2009 fiscal year of about $15 million. The Company expects that the workforce reduction will also result in a charge in the fourth quarter of 2008 of approximately $4 million for estimated cash severance payments.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Media: Chris Payne	Investors: Todd D.Dallenbach
Senior Manager	Staff Vice President
Corporate Communications	Investor Relations
(918) 669-3086	(918) 669-2414
chris.payne@dtag.com	todd.dallenbach@dtag.com